Exhibit 10.18

CHARTER OF THE COMPENSATION COMMITTEE

NANO-PROPRIETARY, INC.

1.	PURPOSE

The purpose of the Compensation Committee (the "Committee") of NANO-PROPRIETARY, INC. (the "Company") is to help to ensure that the executive officers of the Company and its subsidiaries are compensated in a manner consistent with the compensation strategy of the Company as determined by the Board of Directors (the "Board"), the treatment of all executive officers in an equitable and consistent manner, the Company's need to compete in recruiting and retaining qualified executive officers and the requirements of all appropriate regulatory bodies. The Committee shall also communicate to the stockholders the compensation policies of the Company and the method for establishing compensation for the Chief Executive Officer ("CEO") and the other executive officers of the Company.

To carry out this purpose, the Committee shall:

(1)	Review and approve corporate goals and objectives relevant to compensation of the executive officers.
(2)	Evaluate the performance of the executive officers in light of those goals and objectives.
(3)	Determine and approve the compensation level of the executive officers based on this evaluation.
(4)	Determine and approve awards under the Company’s incentive compensation plans.
(5)	Make recommendations to the Board with respect to new or amended incentive compensation plans and equity based plans.

2.	COMMITTEE MEMBERSHIP AND ORGANIZATION

The Committee shall be comprised of no fewer than two members. Each member of the Committee shall be "independent" as defined by the rules of the National Association of Securities Dealers ("NASD") and the Securities and Exchange Commission ("SEC"). In addition, each member shall be a "Non-employee Director" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 and shall satisfy the requirements of an "outside director" for purposes of Section 162(m) of the Internal Revenue Code. Each member shall be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment. The members of the Committee shall be appointed and replaced by the Board. The Board shall appoint one of the members as Chair.

This Committee shall communicate with and work closely with the Board. To foster such communication, the Chairman of the Board, the CEO and CFO of the Company may be invited to attend meetings on a non-voting basis, provided the CEO and CFO each may not be present during voting on or discussion of his or her compensation, unless the committee requests the CEO or CFO to be present for a portion of the discussion so that the committee can clarify any questions that it has or obtain any information that it may need.

3.    COMMITTEE RESPONSIBILITIES AND AUTHORITY

To carry out the purpose expressed in Paragraph 1 above, the Committee shall have the responsibilities and authority set forth below:

(1)
Review from time to time and approve the Company's compensation strategy to ensure that management is rewarded appropriately for its contributions to Company growth and profitability and that the executive compensation strategy supports Company objectives and stockholder interests.

(2)
Determination of all elements of compensation for the Company’s executive officers. The CEO and the CFO each may not be present during voting on or discussion of his or her compensation unless the committee requests the CEO or CFO to be present for a portion of the discussion so that the committee can clarify any questions that it has or obtain any information that it may need.

(3)	Determine the long-term incentive component of compensation for the executive officers based on the considerations adopted by the Board.
(4)	Annually review the performance of the CEO and, with the assistance of the CEO, the executive officers of the Company, and report on the Committee's review to the Board, if requested.
(5)
Produce the annual Board Compensation Committee Report to Stockholders, if required, on the factors and criteria on which the compensation for the CEO and other executive officers in the last year was based, to be included in the Company's proxy statement for its annual meeting or Annual Report on Form 10-K filed with the SEC.

(6)
Develop the Company's incentive compensation strategy with respect to the total number of incentive awards to be granted, the relative participation of senior management and other employees, and the types of awards to be granted.

(7)	Recommend and approve, subject to submission to stockholders when appropriate, all new equity-related incentive plans.
(8)	Determine eligibility for awards under the Company's incentive compensation plans and the terms under which awards are granted.
(9)
Allocate awards under the Company's incentive compensation plans, provided that the Committee may delegate to the CEO or another executive officer the authority to allocate Stock options or other equity instruments allowed by the Company’s plans among employees who are not executive officers, subject to applicable law and the limits and guidelines established by the Committee.

(10)
Assure that the Company's executive incentive compensation program, including the annual and long-term incentive plans, is administered in a manner consistent with the Company's incentive compensation strategy.

(11)
Approve annual retainer and meeting fees for directors and members of Board committees, including expense reimbursement limits and per diem allowances, and fix the terms and awards of stock compensation for members of the Board.

(12)
Review with the CEO matters relating to management succession, including identifying and hiring potential candidates for executive office, consulting on hiring any executive officers as well as overseeing any termination of any executive officers.

(13)
Obtain advice, assistance, reports or opinions from internal or external legal, accounting or other advisors, including consulting firms, to assist in the evaluation of director, CEO or senior executive compensation, as necessary.

(14)
Form and delegate authority to subcommittees, or delegate authority to members, when appropriate, provided that such subcommittees will be composed exclusively of members of this Committee and will operate pursuant to a written charter.

(15)	Review and re-examine this Charter at least annually and make recommendations to the Board with respect to any proposed changes.
(16)	Annually report to the full Board regarding its own performance against the responsibilities outlined in this Charter and as otherwise established by the Board.
(17)	Such other duties and responsibilities as may be assigned to the Committee, from time to time, by the Board or the Chairman, or as designated in compensation plan documents.

Delegation by the Board of responsibilities to the Committee shall not preclude the Board from taking any action permitted to be taken under governing law, rules or regulations applicable to the Company, provided that the Committee shall have sole authority to retain and terminate any consulting firm used to assist in the evaluation of director, CEO or senior executive compensation, including sole authority to approve the consulting firm's fees and other retention terms.

4.	MEETING AND MINUTES

(1)	The Committee will meet at least twice annually and will also meet, as required, in response to the needs of the Board and as necessary to fulfill their responsibilities.
(2)	The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

* * * *

This Charter was duly adopted and approved by the Board on February 16, 2006.